Exhibit 10.22

KEYSIGHT TECHNOLOGIES, INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Established Effective November 1, 2014)
Section 1.    Establishment and Purpose of Plan.

The Keysight Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is hereby adopted and established effective as of November 1, 2014. The Plan is intended to be an unfunded and unsecured deferred compensation arrangement between the Non-Employee Director and Keysight, in which the Non-Employee Director agrees to defer
(a) a percentage of the Non-Employee Director's cash portion of his or her Annual Retainer and/or Committee Fees; and/or (b) all or a portion of the Shares subject to any Equity Award in exchange for Keysight's unfunded and unsecured promise to make a payment at a future date, as specified in Section 6.

Unless otherwise defined in the Plan, capitalized terms shall have the meanings set forth in Section 20.

Section 2.    Participation in the Plan.

All Non-Employee Directors are eligible to participate in the Plan unless the Committee designates such Non-Employee Director as being ineligible to participate in the Plan.

Section 3.    Timing and Amounts of Deferred Compensation.

3.1Annual Retainer/Committee Fees Deferral.

(a)Timing of Annual Deferrals. With respect to each Plan Year, a Non- Employee Director may elect to defer (i) a percentage of the cash portion of his or her Annual Retainer payment and/or Committee Fees otherwise earned during such Plan Year; and/or (ii) all or a portion of the Shares subject to any Equity Award granted during such Plan Year. Such an election must be made on or before December 31, or such earlier date established by the Committee, of the preceding Plan Year. All such elections shall be made in accordance with any procedures established by the Committee.

(b)Amount of Annual Deferral. A Non-Employee Director may defer with respect to a Plan Year any portion, up to 100%, of any cash Annual Retainer and/or Committee Fee payments to which he or she may become entitled during such Plan Year, so long as such Deferred Amount is expressed in terms of a dollar amount or a whole percentage point. After an effective deferral election is made by a Non-Employee Director, the appropriate dollar amount will be deducted from the Annual Retainer or Committee Fee, as the case may be, at the time that this amount would have otherwise been paid. This Deferred Amount shall be credited to the Non-Employee Director’s Deferral Account pursuant to Section 4. In addition, a Director may defer with respect to a Plan Year all or any portion of the Shares subject to an Equity Award, so long as the election is made with respect to whole Shares or such other election method as selected by the Committee and set forth in the election form for the applicable Plan Year. Once

    1

an election is made to defer Shares from an Equity Award, the Shares shall be withheld on the date the Shares would have otherwise been transferred to the Director.

(c)Newly Elected or Appointed Non-Employee Directors. Notwithstanding the foregoing, a newly elected or appointed Non-Employee Director may make an election within 30 days of becoming a Non-Employee Director to defer compensation paid for services to be performed after the election in accordance procedures established by the Committee in accordance with Treasury Regulation Section 1.409A-2(a)(7).

Section 4.    Deferral Accounts.

Amounts deferred pursuant to Section 3.1 shall be credited to a Deferral Account in the name of the Non-Employee Director as of the later of (i) the first trading day on or after March 1 of each Plan Year (the first trading day on or after March 1, 2015 for the first Plan Year); and (ii) the first trading day following the annual stockholders meeting (the “Initial Deferral Date”). The Non-Employee Director’s right with respect to a deferral of his or her Annual Retainer and/or Committee Fees pursuant to Section 3.1(a) shall vest on the dates (the “Vesting Dates”) such amounts would otherwise have been paid to the Non-Employee Director. The Non-Employee Director’s rights and any Vesting Dates with respect to a deferral of any Shares under an Equity Award shall be determined based on the terms of the applicable grant agreement and/or plan document governing such award. If the Non-Employee Director ceases to be a Non-Employee Director for any reason at any time prior to a Vesting Date, he or she shall forfeit any amounts credited to his or her Deferral Account which have not become fully vested prior to such Vesting Date effective as of the date on which the Non-Employee Director ceases to be a Non-Employee Director. The Non-Employee Director’s rights in the Deferral Account shall be no greater than the rights of an unsecured general creditor of Keysight. Amounts credited to a Non-Employee’s Deferral Account hereunder shall for all purposes be part of the general funds of Keysight. Any payout to a Non-Employee Director of amounts credited to a Non-Employee Director’s Deferral Account is not due until the Payout Commencement Date.

Section 5.    Investments; Dividends

5.1Investments. Amounts deferred pursuant to Section 3 above shall be deemed to be invested wholly in Shares.

5.2Determination of Number of Shares. With respect to each Plan Year, the number of Shares in which a Non-Employee Director’s Deferral Account is deemed to be invested shall be determined by dividing the dollar value of the Deferred Amount by the Share’s Twenty (20) Day Average Fair Market Value for the applicable Initial Deferral Date and adding the number of Shares subject to an Equity Award that were selected for deferral by the Non-Employee Director pursuant to a completed and timely filed deferral election form.

5.3Timing of Investment. The deemed investment of the Non-Employee Directors’ Deferred Amounts in Shares will be made automatically on the Initial Deferral Date and will be subject to the vesting conditions set forth in Section 4 (and, with respect to the deferral of Shares subject to an Equity Award, the terms of the agreement (and/or plan document) governing such Equity Award).

2

5.4Dividends. A Non-Employee Director’s Deferral Account will be credited with dividend equivalents; provided, however, that Shares subject to an Equity Award will be credited with dividend equivalents in accordance with the terms of the relevant plan and/or agreement governing such Equity Awards. To the extent that dividend equivalents are credited with respect to Deferred Amount or Shares subject to an Equity Award that are deferred under the Plan, such dividend equivalents shall be credited until such amounts are paid out to the Non-Employee Director under this Plan as set out in Section 6. All dividend equivalents shall be added to the liability of and retained therein by Keysight. Any such addition to the liability shall be appropriately reflected on the books and records of Keysight and identified as an addition to the total sum owing the Non-Employee Director. All such dividend equivalents shall be treated as being automatically reinvested in additional Shares and shall be distributed in accordance with the rules that apply to the Deferred Amounts and/or deferral of Shares subject to an Equity Award to which they relate. However, such additional Shares shall not be treated as being fully vested until the underlying Shares have vested in accordance with Section 4.

Section 6.    Payout to Non-Employee Directors.

6.1Payment of Deferral Account. If a Non-Employee Director’s total Deferral Account balance is equal to or greater than $25,000 on the Termination Date, the form and commencement of the portion of the Non-Employee Director’s Deferral Account shall be made in accordance with the Non-Employee Director’s elections at the time of deferral and this Section 6.1. If a Non-Employee Director’s total Deferral Account balance is less than $25,000 on the Termination Date, the form and commencement of payment shall be a lump sum payout in the first pay period in January of the year following the Termination Year. If a timely election under this Section 6.1 is made with respect to any Plan Year but the Nonemployee Director fails to elect a time and form of payout under Section 6.2, regardless of whether the Non-Employee Director’s total Deferral Account is equal to or greater than $25,000 on the Termination Date, the Non-Employee Director shall receive payout of his or her Deferred Account for that Plan Year in a lump sum payout in the first pay period in January of the year following the Termination Year. A Non-Employee Director may make a separate payout election prior to the commencement of each Plan Year with respect to the Deferral Amount (and earnings) or any Shares subject to an Equity Award attributable to that Plan Year.

6.2Payment Elections.

(a)Form of Payout. A Non-Employee Director making a valid election under this Section 6, may, for each Plan Year, elect to receive his or her Deferred Amount (and earnings) or any deferral of Shares subject to an Equity Award plus applicable dividend equivalents, if any as either (i) a lump sum payout, or (ii) a payout in annual installments over a five (5) to fifteen (15) year period. Payment shall be made in the form of Shares.

(b)Commencement of Payout. A Non-Employee Director making a valid election under this Section 6 may elect his or her Payout Commencement Date under either the lump sum or installment election method elected in Section 6.2(a), as the first pay period in January (the “Initial Potential Payment Date”) following the Termination Year or the first pay period in January following the first, second or third anniversary of the Initial Potential Payment Date.

3

6.3Dividend Equivalents. Whatever the form of payout under Section 6, and whatever the timing of the Payout Commencement Date, the Deferral Account of a Non- Employee Director shall, to the extent such amounts are entitled to be credited with dividend equivalents, continue to be credited with dividend equivalents until all amounts in such an account are paid out to the Non-Employee Director.

6.4Death Benefits. If a Non-Employee Director dies prior to receipt of his or her Deferral Account, the Beneficiary of the Non-Employee Director shall receive payment of the Non-Employee Director’s Deferral Account (plus earnings) at the same time and in the same form as the Non-Employee Director would have received payment.

6.5Committee Discretion. Notwithstanding anything in this Section 6 to the contrary, the Committee shall have the discretion to modify the availability and timing of an election, and the timing, form and amount of any payout, in any manner it deems appropriate (except that a Non-Employee Director who is then serving as a member of the Committee may not participate in any such decision that affects his or her Deferral Account); provided, however, that any alteration must comply with Section 409A of the Code, and any alteration with respect to a “covered officer” (within the meaning of Section 162(m) of the Code) must be consistent with the requirements for deductibility of compensation under Section 162(m) of the Code.

Section 7.    Section 409A Compliance.

Amounts payable pursuant to this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code and shall be construed, administered and interpreted with that intent. Any payment which is payable as a result of a Non-Employee Director’s termination of service that constitutes a “deferral of compensation” for purposes of Section 409A of the Code shall not be paid unless and until the Participant incurs a “separation from service” for purposes of Section 409A of the Code. In addition, to the extent an amount which constitutes a deferral of compensation which is distributable to a Non-Employee Director who is a “specified employee” (as defined in Section 409A of the Code), such amount shall not be distributed to the Non-Employee Director before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Non-Employee Director’s separation from service or, if earlier, the date of the Non-Employee Director’s death following such separation from service. All such amounts that would, but for this Section 7, become distributable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

Section 8.    Hardship Provision for Unforeseeable Emergencies.

Neither the Non-Employee Director nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6. However, such credited amounts that are vested may be subject to early withdrawal if (1) an unforeseeable emergency occurs that is caused by an illness or accident of the Non-Employee Director, the Non-Employee Director’s spouse, the Non-Employee Director’s beneficiary, or of a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), 152(b)(2) or 152(d)(1)(B) of the Code) of the Non-Employee Director, loss of the Non-Employee Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Non-Employee Director's control, (2) such circumstances would result in severe financial hardship to the individual if early withdrawal is not permitted, and (3)

4

any other requirements established under Section 409A of the Code and regulations promulgated thereunder are satisfied. A severe financial hardship exists only when all other reasonably available financial resources have been exhausted, including but not limited to (1) reimbursement or compensation by insurance or otherwise, (2) liquidation of the Non-Employee Director’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or (3) cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send a Non-Employee Director’s child to college or the desire to purchase a home.

The Committee shall have sole discretion to determine whether to approve any hardship withdrawal, which amount will be limited to the amount reasonably necessary to meet the emergency. The Committee's decision is final and binding on all interested parties. A Non- Employee Director who is then serving as a member of the Committee shall not vote on whether or not he or she is eligible for such a hardship withdrawal.

If a hardship withdrawal is approved, distribution shall occur within thirty (30) days after the beginning of the calendar quarter following the date of such approval (or at such later time permitted under Code Section 409A), and the Nonemployee Director’s deferrals under the Plan shall be terminated as of the date of such approval to the extent required to avoid taxation under Code Section 409A.

Section 9. Designation of Beneficiaries.

The Non-Employee Director shall, in accordance with procedures established by the Committee, (1) designate one or more Beneficiaries hereunder, and (2) shall have the right thereafter to change such designation. No designation of a Beneficiary shall be effective unless it is provided in accordance with the procedures established by the Committee and received by Keysight prior to the Non-Employee Director’s death. In the case of a Non-Employee Director's death, payment due under this Plan shall be made to the designated Beneficiary or Beneficiaries or, in the absence of such designation, by will or the laws of descent and distribution applicable to the Non-Employee Director at the time of his or her death.

Section 10. Limitation on Assignments.

Benefits under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Non-Employee Director or the Non-Employee Director's Beneficiary and any attempt to do so shall be void. Notwithstanding the foregoing, the Committee may comply with a valid domestic relations order pursuant to the provisions set forth in Treasury Regulations § 1.409A-3(j)(4)(ii).

Section 11. Administration.

11.1Administration by Committee. The Committee shall administer the Plan. Notwithstanding any provision of the Plan to the contrary, no member of the Committee shall be entitled to vote on any matter which would create a significant risk that such member could be treated as being in constructive receipt of some or all of his or her Deferral Account or that would result in the imposition of tax under Code Section 409A. The Committee shall have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the

5

administration of the Plan. Decisions and determinations by the Committee shall be final and binding upon all parties, including shareholders, Non-Employee Directors, Beneficiaries and other employees. The Committee may delegate its administrative responsibilities, as it deems appropriate.

11.2 Books and Records. Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of Keysight at its expense and subject to supervision and control of the Committee.

Section 12. No Funding Obligation.

Keysight is under no obligation to transfer amounts credited to the Non-Employee Director's Deferral Account to any trust or escrow account, and Keysight is under no obligation to secure any amount credited to a Non-Employee Director's Deferral Account by any specific assets of Keysight or any other asset in which Keysight has an interest. This Plan shall not be construed to require Keysight to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Keysight may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a grantor trust or such other equivalent arrangements as Keysight may decide. No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of ERISA, nor shall any such arrangement change the nature of the obligation of Keysight nor the rights of the Non-Employee Directors under the Plan as provided in this document. Neither the Non-Employee Director nor his or her estate shall have any rights against Keysight with respect to any portion of the Deferral Account except as a general unsecured creditor. No Non-Employee Director has an interest in his or her Deferral Account until the Non-Employee Director actually receives the deferred payment; provided, that Keysight may, in its sole discretion and in accordance with applicable law, make arrangements to allow a Non-Employee Director to direct the voting of Shares deemed to be credited to the Non-Employee Director's Deferral Account.

Section 13. Amendment and Termination of the Plan.

Keysight, by action of the Committee, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that amounts already credited to Deferral Accounts will continue to be owed to the Non-Employee Directors or Beneficiaries and continue to be a liability of Keysight subject to the terms hereof. Any amendment or termination of the Plan will not affect the entitlement of any Non-Employee Director or the Beneficiary of a Non-Employee Director who terminates service before the amendment or termination. All benefits to which any Non-Employee Director or Beneficiary may be entitled shall be determined under the Plan as in effect at the time the Non-Employee Director terminates service and shall not be affected by any subsequent change in the provisions of the Plan; provided, however, that Keysight reserves the right to change the basis of return on investment of the Deferral Account with respect to any Non-Employee Director or Beneficiary. Non-Employee Directors or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan. Notwithstanding any other provision of the Plan, Keysight may without Non-Employee Director or Beneficiary consent amend the Plan or change the Plan’s administrative rules and procedures to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

6

Section 14.    Adjustment on Changes in Capitalization.

If any change, such as a stock split or dividend, is made in Keysight’s capitalization, and the change results in an increase or decrease in the number of issued shares of common stock without receipt of consideration by Keysight, an appropriate adjustment shall be made in the corresponding number of Shares payable under the Plan.

Section 15.    Tax Withholding.

If Keysight concludes that it is required to withhold Tax with respect to any deferral of income or payment hereunder, Keysight shall withhold such amounts from any payments due the Non-Employee Director, or otherwise make appropriate arrangements with the Non-Employee Director or his or her Beneficiary for satisfaction of such obligation.

Section 16.    Choice of Law.

This Plan shall be interpreted and construed in accordance with the laws of the State of California, excluding the conflicts of laws provisions thereof, and is not subject to ERISA.

Section 17.    Notice.

Any written notice to Keysight required by any of the provisions of this Plan shall be addressed to the General Counsel of Keysight or his or her delegate and shall become effective when it is received.

Section 18.    No Rights to Continued Service.

Nothing in the Plan nor any action of Keysight pursuant to the Plan, shall be deemed to give any person the right to continued service as a member of the Board of Directors of Keysight or affect the right of the Board of Directors of Keysight and/or Keysight’s shareholders to remove an individual from the Keysight Board of Directors in accordance with the General Corporation Law of the State of Delaware, Keysight’s governing documents, including Keysight’s Articles of Incorporation and Bylaws, and any other applicable law.

Section 19.    Severability of Provisions.

If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect any other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

Section 20.    Definitions.

20.1Annual Retainer shall mean the amount to which a Non-Employee Director will be entitled to receive for serving as a Non-Employee Director in a relevant Plan Year, but shall not include reimbursement for expenses, fees associated with service on any committee of the Board or fees with respect to any other services to be provided to Keysight.

20.2Beneficiary means the person or persons designated by a Non-Employee Director pursuant to Section 9, in accordance with and accepted by Keysight, to receive any amounts payable under the Plan in the event of the Non-Employee Director's death.

7

20.3Board means the Board of Directors of Keysight.

20.4Code means the Internal Revenue Code of 1986, as amended from time to time.

20.5Committee means the Compensation Committee of the Board or its delegate.

20.6Committee Fee shall mean the amount to which a Non-Employee Director will be entitled to receive for serving as the chairperson or member of a committee of the Board in a relevant Plan Year, but shall not include reimbursement for expenses associated with service on any such committee of the Board or fees with respect to any other services to be provided to Keysight.

20.7Deferral Account means the account balance of a Non-Employee Director in the Plan created from Deferred Amounts or deferral of Shares subject to Equity Awards.

20.8Deferred Amount means the monetary amount the Non-Employee Director elects to have deferred from his or her Annual Retainer and Committee Fees.

20.9Equity Award means any “Award” (as defined under the Stock Plan) granted and earned during a Plan Year that may be deferred in compliance with Code Section 409A.

20.10ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

20.11Fair Market Value. For purposes of this Plan, except as the Committee may otherwise determine, the term “Fair Market Value” shall mean, as of any date, the quoted closing price for such Common Stock as of such date (or if no sales were reported on such date, the closing price on the last preceding day a sale was made) as quoted on the stock exchange or a national market system, with the highest trading volume, as reported in such source as the Company shall determine.

20.12Keysight means Keysight Technologies, Inc., a Delaware corporation, and any business entity within the Keysight consolidated group.

20.13Non-Employee Director means an individual who is serving as a member of Keysight’s Board of Directors and who is not then an employee of Keysight or any entity that would be considered to be a single employer with Keysight under Code Sections 414(b) or (c).

20.14Payout Commencement Date means the date on which the payout to a Non- Employee Director of amounts credited to his or her Deferral Account with respect to a Plan Year first commences.

20.15Plan means the Keysight Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors.

20.16Plan Year shall mean the one-year period beginning on March 1 and ending on the next subsequent February 28, or February 29, as the case may be. The first Plan Year shall be a short plan year from November 1, 2014, to February 28, 2015.

20.17Shares mean shares of the common stock of Keysight Technologies, Inc.

8

20.18Stock Plan means the Keysight Technologies 2014 Equity and Incentive Compensation Plan, and any successor plan thereto.

20.19Tax or (Taxes) means any federal, state, local, or any other governmental income tax, employment tax, payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Non-Employee Directors or Beneficiaries under the Plan.

20.20Termination Date means the date on which the Non-Employee Director incurs a "separation from service" within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

20.21Termination Year means the calendar year within which a Non-Employee Director's Termination Date falls.

20.22Twenty Day Average Fair Market Value shall be the average Fair Market Value of a Share for a period of twenty (20) consecutive trading days ending as soon as practicable immediately preceding the applicable Initial Deferral Date.

Section 21.    Execution.

IN WITNESS WHEREOF, Keysight has caused this Plan to be duly adopted by the undersigned this 1st day of November 2014, effective as of November 1, 2014.

Keysight Technologies, Inc.
By: /s/ Stephen D. Williams
Name: Stephen D. Williams

    9